UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TOP SHIPS INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Vas. Sofias and Meg. Alexandrou Str, Maroussi, Greece (Address of principal executive office)	15124 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01	The NYSE American LLC
Preferred Stock Purchase Rights	The NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Top Ships Inc., a Marshall Islands corporation (the “Company”), in connection with the transfer of the listing of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and preferred stock purchase rights (the “Preferred Stock Purchase Rights”), from The Nasdaq Stock Market LLC to The NYSE American LLC (“NYSE American”) which is expected to become effective as of the opening of trading on April 24, 2024.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the Company’s Common Stock and Preferred Stock Purchase Rights as set forth in Exhibit 2.8 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 29, 2024; File No. 001-37889, is hereby incorporated by reference.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on NYSE American and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TOP SHIPS INC.

Dated: April 11, 2024	By:	/s/ Alexandros Tsirikos
	Name:	Alexandros Tsirikos
	Title:	Chief Financial Officer